SEVENTH AMENDMENT TO
                              AMENDED AND RESTATED
                            EWP BRIDGE LOAN AGREEMENT

     This SEVENTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made and entered into as of October 31, 2003 between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("Keystone"), and the lenders listed in Annex I hereto (individually a "Lender" and collectively, the "Lenders").

                                    Recitals

     A. Keystone and the Lenders have entered into that certain Amended and Restated EWP Bridge Loan Agreement dated as of November 1, 2001, as amended by the First Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of March 18, 2002 between Keystone and the Lenders, the Second Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of December 31, 2002 between Keystone and the Lenders, the Third Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of June 30, 2003 between Keystone and the Lenders, the Fourth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of July 31, 2003 between Keystone and the Lenders, the Fifth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of August 27, 2003 between Keystone and the Lenders and as further amended by the Sixth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of September 30, 2003 between Keystone and the Lenders (collectively, the "Loan Agreement").

     B. Keystone has requested that the Lenders provide an extension to the Loan Agreement and Keystone the ability to request and receive standby letters of credit against the available loan commitment under the Loan Agreement.

     C. Keystone and the Lenders wish to amend the Loan Agreement as provided herein.

     D. Capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Loan Agreement.

                                    Agreement

     In consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows.

     Section 1. Amendments to Loan Agreement. The following amendments to the Loan Agreement are hereby effective as of the date of this Amendment.

          (a) A new Section 2.4 is added to the Loan Agreement to read in its entirety as follows.

               2.4 Letters of Credit.

                    (a) Commitment. Upon the written application of the Company and such terms and conditions as the Agent may reasonably require, Agent will issue, until 15 days prior to the Maturity Date, standby letters of credit to beneficiaries designated by the Company for terms that expire no later than the Maturity Date. The Company will pay a letter of credit fee associated with issuance of the letters of credit, payable quarterly in arrears, equal to 3% per annum multiplied by the undrawn amount of outstanding letters of credit during the preceding quarter on a prorated basis.

                    (b) Participation. Each of the Lenders will participate, in accordance with its Commitment percentage set forth in Annex 1 (the "Commitment Percentage"), in the Agent's risks and obligations under such letters of credit and in the Company's obligations for immediate reimbursement of the amount of any drawings made by the beneficiaries (which includes successors and transferees) under any letter of credit. This participation will be as a primary obligor to Agent and not as a surety for the Company. Each of the Lenders will pay to Agent such Lender's Commitment Percentage of any drawing made under any letter of credit within 24 hours of receipt of notice from Agent of such drawing regardless of the existence of an Event of Default, or any offset, defense or counterclaim of the Company.

                    (c) Reduction in Availability.  Upon issuance of a
               letter of credit under this Section, the amount of the total Commitments under this Agreement will be reduced in an equivalent amount, but no interest or fees (except Agent's letter of credit fees) will be payable on such amount until a drawing is made on such letter of credit.

                    (d) Reimbursement. The Company promises and agrees
               to immediately reimburse Agent for the amount of any drawing made by any beneficiary under any letter of credit issued by Agent upon the application hereunder of the Company without offset, defense, or counterclaim against Agent other than payment resulting from gross negligence of Agent and without regard to any claims, offsets, defenses, or counterclaims that the Company has or may claim to have against its liability to the beneficiary of such letter of credit. If not reimbursed on the same Business Day and if the Company is not then insolvent or the subject of any insolvency proceeding, the amount so paid by Agent will be deemed to be a Loan in that amount to the Company as of the date when the draw is paid and will bear interest as provided for in this Agreement.

          (b) Section  3.3 of the Loan  Agreement  is amended by  deleting  such section in its entirety and replacing it in its entirety with the following.

          3.3. Maturity Date. Unless the same shall become due earlier as a result of acceleration of the maturity, the Loans shall mature on November 30, 2003 (the "Maturity Date"), at which time the outstanding principal balance of the Loans and all accrued and unpaid interest and commitment fees shall become due and payable.

     Section 2. Effect on Loan Agreement and Notes. Upon the effectiveness of this Amendment, all Notes or outstanding immediately prior to such effectiveness shall be deemed amended as necessary or appropriate to reflect the terms and conditions set forth in the Loan Agreement as modified by this Amendment, and in the event of a conflict between any term or condition of such Notes and the Loan Agreement as so modified, the Loan Agreement as so modified shall control, notwithstanding any provision of such Notes or the Loan Agreement to the contrary. Except as modified by this Amendment, the Loan Agreement and such Notes are in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

     Section 4. Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     Section 5. Counterparts; Facsimile. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment when executed may be validly delivered by facsimile or other electronic transmission.

     Section 6. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  [Remainder of page intentionally left blank.
                            Signature page follows.]

     The parties hereto have caused this Amendment to be executed by the undersigned thereunto duly authorized as of the date first written above.

                                    KEYSTONE:

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.




                               By:
                                  ---------------------------------------------
                                  Bert  E.  Downing,   Jr.
                                  Vice   President,   Chief
                                  Financial   Officer,
                                  Corporate   Controller   and Treasurer




                                  THE LENDERS:

                                EWP FINANCIAL LLC




                               By:
                                  ---------------------------------------------
                                  Bobby D. O'Brien
                                  Vice  President,  Chief Financial
                                  Officer and Treasurer

                                                      ANNEX I



                                                                                                  % of Total
       Name of Lender                 Address of Lender               Commitment                   Commitment

EWP Financial LLC               Three Lincoln Centre                   $6,000,000                     100%
                                5430 LBJ Freeway
                                Suite 1700
                                Dallas, Texas   75240


Total Commitment Amount:................................               $6,000,000